                                                              EXHIBIT 4.01

                                                              EXHIBIT E to
                                                              Convertible
                                                              Preferred Stock
                                                              Purchase Agreement


                         Strong River Investments, Inc.
                            c/o Cavallo Capital Corp.
                          630 Fifth Avenue, Suite 2000
                               New York, NY 10111

                                Cootes Drive LLC
                       c/o Citco Trustees (Cayman) Limited
                                Commercial Centre
                               P.O. Box 31106 SMB
                                  Grand Cayman
                       Cayman Islands, British West Indies

                                                              July 22, 1999

InteliData Technologies Corporation
1160 Sunrise Valley Drive, Suite 100
Reston, VA 20191
Attention: Chief Financial Officer

         Re:  INTELIDATA TECHNOLOGIES CORPORATION (THE "COMPANY").

Gentlemen:

              Reference is made to the Convertible Preferred Stock Purchase Agreement (the "PURCHASE AGREEMENT"), of even date hereof, among the Company and the undersigned (collectively, the "PURCHASERS"), pursuant to which the Company will issue and sell to the Purchasers 600 shares of the Company's 4% Series B Convertible Preferred Stock, par value $.001 per share, which are convertible into shares of the Company's common stock, $.001 par value per share, for an aggregate purchase price of $6,000,000. Capitalized terms used and not otherwise defined in this letter that are defined in the Purchase Agreement shall have the meanings set forth in the Purchase Agreement.

              Each Purchaser hereby, severally and not jointly, commits, subject to and upon the terms, conditions and conditions hereof, to purchase from the Company, and the Company commits, subject to and upon the terms, conditions and conditions hereof, to sell to the Purchasers, shares of the Company's to be created Series C Convertible Preferred Stock, par value $.001 per share (the "SERIES C STOCK"), which are convertible into shares of Common Stock.

              The commitments set forth in this letter are subject to the terms, conditions and qualifications set forth below:

         1. TERMS OF SERIES C STOCK. The certificate of designation governing the rights, preferences and privileges of the Series C Stock (the "SERIES C CERTIFICATE OF DESIGNATION") shall be identical to the Certificate of Designation, MUTATIS MUTANDIS and shall rank pari passu with the Preferred Stock with regard to dividends, liquidation, voting rights and any other preferential rights designated therein, except that the Initial Conversion Price (as defined in the Certificate of Designation) shall equal 130% of the average of the Per Share Market Values (as defined in the Certificate of Designation) for the five
(5) Trading Days immediately preceding the Series C Closing Date (as defined herein). No later than one (1) Business Day prior to the Series C Closing Date, the Series C Certificate of Designation shall be filed by the Company with the Secretary of State of the State of Delaware, in the form and substance mutually agreed to by the Company and the Purchasers.

         2. ADDITIONAL DOCUMENTATION. In order to effectuate the purchase and sale of the shares of Series C Stock, prior to the Series C Closing Date, the Company and the Purchasers shall enter into the following agreements:
(a) a convertible preferred stock purchase agreement substantially identical to the Purchase Agreement, and (b) a registration rights agreement substantially identical to the Registration Rights Agreement (collectively, the "SERIES C TRANSACTION DOCUMENTS"). The Purchasers shall prepare the Series C Transaction Documents.

         3. THE SERIES C STOCK CLOSING. (i) Subject to the terms and conditions set forth in this letter, the Company and the Purchasers shall each have the right to deliver a written notice to the other (a "SERIES C FINANCING NOTICE") requiring such other party to either sell or buy (severally and not jointly), as the case may be, up to 400 shares of the Series C Stock (the "SERIES C SHARES") for an aggregate purchase price of $4,000,000. The Series C Financing Notice may be delivered no earlier than 20 Business Days following the date the Underlying Shares Registration Statement is declared effective by the Commission (such date of effectiveness, the "TARGET DATE") and no later than 40 Business Days following the Target Date, PROVIDED, that such 20th Business Day following the Target Date (but not the 40th Business Day following the Target Date) shall be extended for the number of days during which the prospectus included in the Underlying Shares Registration Statement may not be used by the Purchasers for the resale of Registrable Securities (as defined in the Registration Rights Agreement), or as otherwise agreed to by the parties hereto. The closing of the purchase and sale of the Series C Shares (the "SERIES C CLOSING") shall take place at the offices of Robinson Silverman,1290 Avenue of the Americas, New York, New York 10104, on the fifth (5th) Business Day after the Series C Financing Notice is received by the Purchasers or the Company, as the case may be, or on such other date as otherwise agreed to by the parties hereto; PROVIDED, HOWEVER, that in no case shall the Series C Closing take place unless and until all of the conditions listed in Section 4 of this letter shall have been satisfied by the Company or waived by the Purchasers (it being understood that each Purchaser may, as to itself, elect to waive or enforce such conditions in its own discretion). The date of the Series C Closing is hereinafter referred to as the "SERIES C CLOSING DATE." Notwithstanding anything to the contrary contained in this letter, each of the Purchasers may designate an Affiliate thereof to acquire the Series C Shares.

                (ii) At the Series C Closing, the parties shall deliver or shall cause to be delivered the following: (a) the Company shall deliver to (x) each Purchaser or its designated Affiliate, (1) the stock certificates registered in the name of such Purchaser or its designated Affiliate, representing a number of Series C Shares equal to the quotient obtained by dividing the purchase price indicated next to such Purchaser's name on the signature page of this letter by 10,000; (2) a legal opinion in form and substance acceptable to such Purchaser, and (3) executed Series C Transaction Documents and the Transfer Agent Instructions relating to the Series C Closing, and (y) Robinson Silverman, $20,000 as reimbursement of the legal fees and expenses incurred by the Purchasers to prepare the Series C Transaction Documents, which amount shall be deducted by the Purchasers (on a pro-rata basis) from the amount due to the Company for the sale of the Series C Shares and shall be paid directly to Robinson Silverman and (b) each of the Purchasers shall deliver to the Company (1) the purchase price set forth next to such Purchaser's name on the signature page of this letter, in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose prior to the Series C Closing Date and (2) the executed Series C Transaction Documents.

         4.   CONDITIONS PRECEDENT TO THE SERIES C CLOSING.
Notwithstanding anything to the contrary contained in this letter, the commitment of a Purchaser to acquire the Series C Shares is subject to the satisfaction by the Company or waiver by the Purchasers of each of the following conditions:

              (a) CLOSING OF PREFERRED STOCK. The Closing shall have occurred;

              (b) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in the Purchase Agreement shall be true and correct as of the date of the Series C Closing, as evidenced by an Officer's certificate attesting to such effect to be delivered by the Company to the Purchasers at the Series C Closing;

              (c) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company between the Closing Date and the Series C Closing and no Event or Triggering Event (each as defined in the Certificate of Designation) shall have occurred;

              (d) UNDERLYING SHARES REGISTRATION STATEMENT. The Underlying Shares Registration Statement shall have been declared effective under the Securities Act by the Commission and shall have remained effective at all times, not subject to any actual or threatened stop order or subject to any actual or threatened suspension at any time prior to the Series C Closing Date;

              (e) NO INJUNCTION. Since the Closing Date, no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, amended, modified or endorsed by any court of governmental authority of competent jurisdiction or governmental authority, stock market or trading facility which prohibits the consummation of any of the transactions contemplated by the Series C Transaction Documents or makes impracticable the transactions contemplated thereby;

              (f) ADVERSE CHANGES. Since the Closing Date, no event or series of events which reasonably would be expected to have or result in a Material Adverse Effect shall have occurred;

              (g) NO SUSPENSIONS OF TRADING IN COMMON STOCK. Trading in the Common Stock shall not have been suspended by the Commission or the NASDAQ at any time since the Closing Date;

              (h) LISTING OF COMMON STOCK. The Common Stock shall have been at all times since the Closing Date listed for trading on the NASDAQ;

              (i) SHARES OF COMMON STOCK. The Company shall have duly reserved the number of shares of Common Stock as required by the Series C Transaction Documents to be reserved for issuance upon conversion of the Series C Shares;

              (j) PERFORMANCE OF CONVERSION OBLIGATIONS. The Company shall have timely complied with its conversion and delivery requirements under the Certificate of Designation;

              (k) CLOSING THRESHOLD. For the ten (10) Trading Days immediately preceding the date of the Series C Financing Notice, the average daily trading volume of the Common Stock on the NASDAQ shall be at least $150,000 and the average of the Per Share Market Value for such ten (10) Trading Day period shall be greater than $1.50 (subject to stock splits and similar adjustments);

              (l) SHAREHOLDER APPROVAL. No approval of the shareholders of the Company shall be required under the rules of the Nasdaq Stock Market or such other exchange or trading facility or which the Common Stock is then traded or listed for trading in order to issue a minimum of 200% of the shares of Common Stock upon conversion of the Series C Shares (assuming such conversion occurred on the Series C Closing Date); and

              (m) DELIVERIES PURSUANT TO SERIES C TRANSACTION DOCUMENTS. At the Series C Closing, the Company shall deliver the Series C Shares, executed Series C Transaction Documents and Transfer Agent Instructions relating to the Series C Shares.

         5. INDEPENDENT NATURE OF PURCHASERS' OBLIGATIONS AND RIGHTS. The obligations of each Purchaser hereunder is several and not joint with the obligations of any other Purchaser hereunder, and neither Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser or Purchasers hereunder. Nothing contained herein or in any other agreement or document delivered at the Series C Closing, if any, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this letter. Each Purchaser shall be entitled to protect and enforce its rights, including, without limitation, the rights arising out of this letter or out of the Series C

Transaction Documents, if any, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

         6. GOVERNING LAW. This letter shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

         7. EXECUTION. This letter may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

         Please indicate your agreement with the foregoing by executing a countersigned copy of this letter and returning the same to our attention, whereupon effective immediately thereafter this letter shall become a legally valid and binding agreement between the Purchasers and the Company.

         We look forward to our continuing relationship.

         Sincerely,

         Strong River Investments, Inc.     Purchase Price: $1,333,333


          By:
             -----------------------
             Name:
             Title:

         Cootes Drive LLC                   Purchase Price: $2,666,666


          By:
             -----------------------
             Name:
             Title:



Agreed and accepted:

InteliData Technologies Corporation


By:
         -----------------------
         Name:
         Title: